Exhibit 4.1
                                                                     -----------

                         CONSENT OF INDEPENDENT AUDITOR

          We hereby consent to the incorporation by reference in the Registration Statements No. 333-64443 and No.333-87737 on Form S-8 of Saatchi & Saatchi plc of our report dated March 8, 2000, relating to the consolidated balance sheets of Saatchi & Saatchi plc as of December 31, 1999 and 1998 and the related consolidated statements of operations, shareholders' deficiency, total recognized gains and losses and cash flows for each of the years in the three-year period ended December 31, 1999 which report appears in the Annual Report on Form 20-F of Saatchi & Saatchi plc for the year ended December 31, 1999.



/s/ KPMG Audit Plc

London, England
June 30, 2000